Exhibit 99

                              FOR IMMEDIATE RELEASE
                                 April 30, 2007
                              Contact: Roger Whaley
                                 (803) 779-0411

Carolina National Corporation Announces Results for the First Quarter 2007.



Columbia, SC, April 30, 2007 - Carolina National Corporation, (NASDAQ: CNCP) parent of Carolina National Bank and Trust Company, is pleased to announce the consolidated financial results for the first quarter of 2007:

                                               Unaudited          Audited
                                             March 31, 2007    December 31, 2006
                                             --------------    -----------------
Condensed Balance Sheet ($s in thousands)
         Assets
Cash equivalents ......................         $ 21,012          $ 12,036
Investment Securities .................              691               644
Loans, net ............................          193,652           192,350
Other Assets ..........................            3,475             3,882
                                                --------          --------
  Total Assets ........................         $218,830          $208,912
                                                ========          ========
         Liabilities
Deposits ..............................         $186,243          $175,582
Other Liabilities .....................            1,434             2,737
                                                --------          --------
  Total Liabilities ...................         $187,677          $178,319
                                                --------          --------
         Equity
Shareholders' Equity ..................         $ 31,153          $ 30,593
                                                --------          --------
Total Liabilities and
         Shareholders' Equity .........         $218,830          $208,912

                                                Unaudited        Unaudited
                                             March 31, 2007    March 31, 2006
                                             --------------    --------------
Quarter To Date ($s in thousands)
            Condensed Income Statement
Net Interest Income .........................      $2,148            $1,794
Provision for Loan Losses ...................           -               151
                                                   ------            ------
Net Interest Income after
         Provision for Loan Losses ..........       2,148             1,643
Noninterest Income ..........................         102                97
Noninterest Expense .........................       1,388             1,119
Income Tax Expense ..........................         315               209
                                                   ------            ------
         Net Income .........................      $  547            $  411
                                                   ======            ======


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Roger  Whaley,  President  and Chief  Executive  Officer  reported net income of
$547,000 for the three month period ended March 31, 2007, or a 33% increase over the $411,000 reported for the same three month period of 2006. Total assets increased to $219,000,000 and gross loans increased to $196,000,000 during this same reporting period. Mr. Whaley stated that "the significant increase in earnings over the first quarter of 2006 was primarily due to strong loan growth experienced during the last three quarters of 2006."

The bank continues to maintain a quality loan portfolio and believes that its allowance for loan losses of 1.22% of total loans at the end of the period is sufficient to absorb any loan losses in the existing portfolio. At March 31, 2007, 79% of total loans were commercial loans and 21% were consumer loans. Fixed rate loans were 53% of total loans, while variable rate loans accounted for the remaining 47%.

The bank's loan portfolio is primarily funded by the bank's deposits which increased by 6.1% to $186,000,000 at March 31, 2007 from December 31, 2006. Demand deposits were 16% , money market deposits and savings accounts were 17%, retail certificates of deposit were 39% and brokered certificates of deposit were 28% of total deposits at the end of the reporting period.

The bank operates a Loan Production Office in the Myrtle Beach area and continues to focus its efforts in the Columbia and Lexington markets of South Carolina. Management believes that these markets continue to offer strong growth opportunities even with the increased competition from other banks entering the market place. Plans are to open one or more branches each year at strategically targeted locations in our Midlands market area in an effort to increase market share and to provide better service and convenience to our existing customers."

Mr. Whaley also noted that the bank has recently gone through some organizational changes that will better position the bank to react quickly to opportunities for expansion and growth. He continues to be excited about the future growth of the company and attributes its success to the support of its customers, employees and shareholders over the years.